SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 24, 2008

Cascade Wind Corp., Inc.
(Exact name of registrant as specified in its charter)

NV	333-91191	74-2329327
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4888 NW Bethany Blvd., Suite K-5 #141, Portland, OR	97229
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (503) 617-4831

_________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities

On October 24, 2008, we issued 4,501,899 shares of our common stock at a price of $0.01 per share. We conducted the offering as a private placement exempt from the registration requirements of the Securities Act of 1933 under Section 4(2) and/or Rule 506 of Regulation D thereunder.  Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. We did not engage in any public solicitation or general advertising. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers. We issued the stock certificates and affixed the appropriate legends to the restricted stock.

Item 5.01.   Change in Control

The information contained in Item 3.02 that relates to the change of control of our company is incorporated into this Item 5.01 by reference.

As a result of the issuance of the abovementioned common shares, Mr. Steven Shum owns 1,096,806 shares of our common stock and Mr. David Baker owns 3,200,649 shares of our common stock, and together they own 92.4% of the outstanding shares of our common stock, resulting in a change of control.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth, as of December 16, 2008, the beneficial ownership of our common stock by each executive officer and director, by each person known by us to beneficially own more than 5% of the our common stock and by the executive officers and directors as a group.  Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 4,652,057 shares of common stock issued and outstanding on December 16, 2008.

Title of class	Name and address of beneficial owner (1)	Amount of beneficial ownership	Percent of class*
Executive Officers & Directors:
Common	Steven Shum 814 E. Second Street Unit B Newberg, OR 97132	1,096,806 shares	23.6%
Total of All Directors and Executive Officers:		1,096,806 shares	23.6%
More Than 5% Beneficial Owners:
Common	David Baker 814 E. Second Street Unit B Newberg, OR 97132	3,200,649 shares	68.8%

(1)
As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

Item 8.01.  Other Events

In our Current Report on Form 8-K filed on November 25, 2008, we announced that as a result of the liquidation of our assets, we will no longer be engaged in our prior business, but will undertake the business of manufacturing and selling wind energy generators.  We have refined our business plan and are now seeking to commence operations according to the business model described in this Current Report on Form 8-K.  Accordingly, we are disclosing general information about us and our new business focus.

Forward-Looking Statements

Historical results and trends should not be taken as indicative of future operations. Management’s statements contained in this report that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934 (the “Exchange Act”), as amended. Actual results may differ materially from those included in the forward-looking statements. The Company intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with those safe-harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “prospects,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, significant restructuring activities, and generally accepted accounting principles. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included herein and in the Company’s other filings with the SEC.

Company Overview

We were originally incorporated in the state of New Mexico in January of 1984 for the purpose of producing natural gas, leasing asphalt manufacturing products, and leasing asphalt storage facilities. On February 28, 2007, we sold all of our interests in 19 natural gas producing wells that we operated in Southwestern Kansas. Projections of future cash flows associated with the Kansas properties were expected to decline significantly due to the old age of the subject producing wells coupled with recent changes made by Oneok Field Services to the gas purchase and sale agreement. In the past, sales of natural gas from the Kansas properties represented a significant portion of our total revenues. Following the sale of our Kansas properties, we sought to acquire additional oil and/or natural gas producing properties or other complementary business opportunities, to replace revenues and cash flows lost due to the sale of the Kansas properties.

In an effort to reconstitute our business, on October 2, 2008, at an annual meeting of our shareholders, we redomiciled our company from New Mexico to Nevada, reverse split our outstanding common stock at a ratio of 7.7 to 1, and increased our authorized common stock from 10,000,000 to 100,000,000 with an accompanying change in par value from no par value per share to $.001 par value per share.

Following these changes, we set out to acquire the assets and business operations of Abundant Renewable Energy, LLC (“Abundant”), a company involved in the manufacture and sale of wind energy generators. In anticipation of this potential acquisition and subsequent change in business operations, we liquidated our remaining assets associated with our prior business operations and changed our name to A.R.E. Wind Corp.

The anticipated acquisition with Abundant, however, was never consummated. Despite the setback, we intend to pursue our business plan in the alternative energy industry.

On December 1, 2008, our board of directors approved an amendment to our articles of incorporation to change our name from "A.R.E. Wind Corp." to "Cascade Wind Corp., Inc."  The name change amendment was approved by the board of directors and by a majority of the shareholders.  The name change amendment was filed with the Nevada Secretary of State on December 2, 2008.

Our principal executive offices are located at 4888 NW Bethany Blvd, Suite K-5 #141, Portland, OR 97229

Business of Our Company

As a result of our asset liquidation, we have determined to modify our business plan. We are now in the business of developing, manufacturing, marketing, and selling premium wind turbine systems and related equipment for electrical power generation, specifically for use in residential, small business, rural electric utility systems and other rural locations such as farms and wineries. We intend to seek and acquire proprietary technology, including breakthroughs in power electronics, alternator design, and blade design to increase performance, reliability, and sound suppression. We intend to design, manufacture, and sell wind turbine systems, and lightning protection systems as well as sell towers, controllers and related equipment. We will work with other manufacturers of inverters, lightning protection equipment and towers to integrate their equipment into our products. We also intend to collaborate with renewable energy (“RE”) consultants, manufacturers, the National Renewable Energy Laboratory, and the U.S. Department of Energy (“DOE”) to develop innovative, attractive, quiet, and durable small wind equipment, designed for ease of installation and to certification standards which cover standard testing procedures, power ratings, and structural designs of small wind systems.

Dramatic increases in state and federal incentives, high energy costs, and environmental consciousness are driving unprecedented growth in the small wind turbine market. We hope to develop a product line and a dealer/installer network, which would position us to take advantage of this opportunity.

Wind Power

Wind power was the most rapidly growing means of alternative electricity generation at the turn of the 21st century. Higher turbine and blade performance, recent increases in the availability of state incentives, and the rising cost of energy have significantly reduced the payback period for investments in small wind turbines for homeowners and small businesses. These factors are driving rapid growth in sales of small wind turbine systems.

Wind power is the conversion of wind energy into more useful forms of energy, such as electricity, using wind turbines. At the end of 2006, worldwide capacity of wind powered generators was 74,223 megawatts. Globally, wind power generation more than quadrupled between 2000 and 2006; however, wind power currently produces just over 1% of world-wide electricity.

Wind energy is plentiful, renewable, widely distributed, clean, and reduces toxic atmospheric and greenhouse gas emissions if used to replace fossil-fuel-derived electricity. The intermittency of wind seldom creates problems when using wind power at low to moderate penetration levels.  There is an estimated 50 to 100 times more wind energy than plant biomass energy available on Earth.

The power in the wind can be extracted by allowing it to blow past moving wings that exert torque on a rotor. The amount of power transferred is directly proportional to the density of the air, the area swept out by the rotor, and the cube of the wind speed. The mass flow of air that travels through the swept area of a wind turbine varies with the wind speed and air density.  Because so much power is generated by higher wind speed, much of the average power available to a windmill comes in short bursts.  As a general rule, wind generators are practical where the average wind speed is 10 mph (16 km/h or 4.5 m/s) or greater.  An ideal location would have a near constant flow of non-turbulent wind throughout the year and would not suffer too many sudden powerful bursts of wind. An important turbine siting factor is access to local demand or transmission capacity.  The wind blows faster at higher altitudes because of the reduced influence of drag on the surface (sea or land) and the reduced viscosity of the air. The increase in velocity with altitude is most dramatic near the surface and is affected by topography, surface roughness, and upwind obstacles such as trees or buildings. As the wind turbine extracts energy from the air flow, the air is slowed down, which causes it to spread out and divert around the wind turbine to some extent. Betz' law states that a wind turbine can extract at most 59% of the energy that would otherwise flow through the turbine's cross section. The Betz limit applies regardless of the design of the turbine.  Intermittency and the non-dispatchable nature of wind energy production can raise costs for regulation, incremental operating reserve, and (at high penetration levels) could require demand-side management or storage solutions.

Wind Power Industry

Much of the Wind Industry to date is made up of large, utility-scale turbines.  However, small wind turbines (<100kW) are now benefitting from many of the same high-growth factors driving large turbines, which include:

-	Persistent, high energy costs
-	Improved technology leading to significantly more efficient turbines
-	Incentive programs
-	General attitudes toward alternative energy solutions

The U.S. and Europe contain approximately 81% of the planet’s existing wind power installations. Germany, Spain, the U.S., India, and Denmark have made the largest investments in wind-generated electricity. By 2010, the World Wind Energy Association expects 160GW of capacity to be installed worldwide, up from 73.9 GW at the end of 2006, implying an anticipated net growth rate of more than 21% per year.

Apart from regulatory issues and externalities, decisions to invest in wind energy generally depend on the cost of alternative sources of energy. Natural gas, oil and coal prices, and the main production technologies with significant fuel costs are often determinants in the choice of the level of wind energy. Electricity generated from wind power can be highly variable at several different timescales: from hour to hour, daily, and seasonally. Annual variation also exists, but is not as significant.

Government Incentives

Rising energy costs have captured people's attention and concern. Buying a wind turbine system is an action individuals can take to address that concern. State and local governments, as well as other organizations, are also taking action by implementing initiatives and incentive programs for wind equipment purchases. State incentives can take the form of net metering, rebates, tax credits, and feed in tariffs:

•
Net metering allows customers to connect renewable generation equipment to their utility power system. The utility takes any excess energy produced and credits it back to the customer on a net basis. The utility in essence banks your energy for free. There are 42 states that have net metering in all or part of the state.

•
Rebates are cash payments that are usually given to the installer, who must wait until the project is completed and inspected to get paid. The rebate is deducted from the project cost billed to the customer. Rebates can be based on rated power, swept area, blade length, installed cost, or projected energy generation.

•
Tax credits can be based on project cost or per kW of rated capacity. Some tax credit programs have caps on maximum dollars per project or year. Some must be taken over several years and some are transferable.

•
Feed in tariffs, or production incentives as they are called in Washington State, are above-market payments for energy generated from RE. These are common in Europe and interest levels are growing in the United States. Washington State is the only state offering production incentives at this time, but several other states have introduced bills to implement production incentives.

At least 26 states have tax or productivity incentives or other subsidies to support wind energy. Many states offer combinations that include net metering and rebates or tax credits. A federal net metering rule is likely in the next few years. California, New York, Oregon, and Wisconsin are among the states that have aggressive incentive programs. Newer incentive programs such as Oregon's, Wisconsin's and Massachusetts’ are being designed so they favor higher production machines such as the ARE442 and ARE110.  There is also growing support for a federal Renewable Portfolio Standard (“RPS”), and many, states including California, already have one. Such standards require utilities to generate or purchase a minimum percentage of their energy from renewable sources. The target share is increased over time. Meeting the target provides another incentive for utilities to encourage small wind installations, and in some states distributed generation is part of the mandate.

The multitude of state and local incentive programs provides a more stable market, since the loss of a program in one state affects only a small part of the overall market. The federal agriculture bill does provide grants for Renewable Energy (RE) generation projects. The small wind turbine steering committee for the American Wind Energy Association (“AWEA”) has been actively lobbying for a federal investment tax incentive, which was just recently approved for an initial tax credit of up to $4,000 for consumer purchasing small wind turbines. This is a major boost to the small wind industry that should further accelerate sales of small wind turbines.

There is a strong expectation that the U.S. will enact a carbon cap and trade system in the next congress. Analysts calculate that depending on the rules, it will increase electricity costs 30% to 60% by 2015. It will also increase the market for RE Credits, allowing wind generator owners to sell the carbon offset value of their energy to a third party. Any increase in the cost of energy or the value of renewably generated energy improves the economics of purchasing a small wind  turbine system. Until recently, the payback for a small wind system was often over 15 years. With improved wind system performance, improving incentives, and surging energy prices, payback times have been reduced dramatically. In Oregon, for instance, recently increased incentives have reduced payback time to as little as 5 years, even with Oregon's low current cost of energy.  With the recently enacted federal tax incentive program, the payback period should be further reduced and continue to enhance the benefits of wind systems for consumers.

United States

The U.S. has added more wind energy to its grid in recent years than any other country; U.S. wind power capacity grew by 45% to 16.8GW in 2007. Texas has become the largest wind energy producing state, surpassing California. In 2007, the state added 2GW to its previous capacity of approximately 4.5GW. Wind power generation in the U.S. was up 31.8% in February, 2007 from February, 2006. The average output of one megawatt of wind power is equivalent to the average electricity consumption of about 250 American households. According to the AWEA, wind will generate enough electricity in 2008 to power just over 1% (4.5 million households) of total electricity demands in the U.S., up from less than 0.1% in 1999. U.S. Department of Energy studies have concluded that wind harvested in just three of the fifty U.S. states could provide enough electricity to power the entire nation, and that offshore wind farms could do the same job.

Small Wind Poised to Accelerate

According to an AWEA survey, small wind turbine sales for U.S. manufacturers increased from $33 million in 2006 to $42 million in 2007, or a 27% increase. This reflects a 14% growth in capacity, or an increase of 9.7 MW capacity in small wind turbines. Andy Kruse, cofounder of Southwest Wind Power (“SWWP”) recently stated that the two largest U.S. manufacturers of small wind turbines (SWWP and Bergey Wind Power) experienced 70% and 80% growth in sales in 2007, respectively. Residential installations during the period grew 300%. As payback periods continue to be reduced, we hope that the market will grow exponentially, just as the solar industry did a few years ago. Several developments are contributing to the industry's growth and may accelerate it in the years to come. We feel that the small wind industry is approaching a tipping point, where increased performance, better incentives, and higher energy costs will combine to make wind-generated energy cheaper than utility energy. If this occurs, a small wind turbine systems will become a smart investment for the ordinary rural resident. Additionally, we anticipate that rapid growth will make established companies in this industry attractive acquisition targets for larger companies within five to seven years.

The typical customer has one or more acres of property and a DOE Class 2 wind resource or better.  A Class 2 wind resource is defined as a location with an average wind speed in the range of 9.8 to 11.5 mph.  Wind power ratings are broken down into 7 classes (1 through 7 – with 1 being the lowest and 7 being the highest).  A Class 2 wind resource is regarded as sufficient for a small turbine system.  According to AWEA's report on "The Future of Small Wind and Its Markets," 20.6 million homes in the U.S. have an acre or more of property and 50% of those homes have Class 2 Winds or better, generating a potential market of 10 million units, making small wind a potential multi-billion dollar industry in the United States.

European Union

The European Union (“EU”) is also a strong market, reflecting a greater environmental consciousness and higher energy costs. All EU countries have signed the Kyoto Accords and have begun to implement policies to meet environmental commitments under the agreements. Carbon Emission Cap and Trade programs, as well as RE equipment incentive programs, all support sales of RE equipment. All 37 countries in the EU have feed-in tariffs. There is currently no dominant residential wind equipment manufacturer in the rapidly growing European market.

Denmark is prominent in the manufacturing and use of wind turbines, with a commitment made in the 1970s to eventually produce half of the country's power by wind. Denmark generates nearly one-fifth of its electricity with wind turbines -- the highest percentage of any country -- and is fifth in the world in total wind power generation.

Germany is the leading producer of wind power, with 28% of the total world capacity in 2006 and a total output of 38.5 TWh in 2007 (6.3% of German electricity); the official target is for RE to meet 12.5% of German electricity needs by 2010. This target may be reached ahead of schedule. Germany has 18,600 wind turbines, mostly in the north of the country, including three of the biggest in the world, constructed by the companies Enercon (6 MW), Multibrid (5 MW) and Repower (5 MW). Germany's Schleswig-Holstein province generates 36% of its power with wind turbines.

Developing Countries

Energy demand in developing countries is growing rapidly as well. There are 1.6 billion people in developing countries that do not have electricity, and hundreds of millions have either poor quality or intermittent power. The demand for village electrification programs in developing countries is expected to be strong. A new source of funding for this market comes from the availability of CO2 abatement credits to companies for installation of RE equipment in developing countries - part of the Kyoto Accords treaty.

Electricity is a major contributor in meeting global goals for economic development, poverty alleviation, social development, health, and environmental quality. "Access to Electricity" initiatives support collaborative efforts between private and public sector groups for electrical development. Policy makers in developing countries have strong motivation to provide power to rural areas, to upgrade their people's lives and to facilitate the creation of small businesses that encourage people to stay in their villages instead of migrating to large cities. Private aid entities, the international banking community, and the U.S. Export-Import Bank have some funding available for RE systems. The World Bank has designated $7.1 billion for RE projects. The availability of carbon credits for funding RE equipment in developing countries will bring an entirely new source of funding to developing world energy projects. This funding could have a dramatic impact on the size of the RE market in developing countries, where market size is determined by available funds.

Our Products

We intend to develop wind turbine systems in the size range of 10kW to as high as 100kW. These systems will be made available as both direct (battery-less) grid-connect and battery charging systems. The larger systems will be sold as a grid tie model only, which can be used in isolated grids with specially designed inverter systems.

We also intend to design and provide towers for wind turbine systems. Once we have designed guyed, tilt-up pipe towers, which will meet our customers’ needs, we will seek a manufacturer who will produce the towers to our specifications. Monopole, self-supporting lattice, and guyed lattice towers are already produced by a number of providers, and we will purchase them as needed for resale to our customers.

Competition

We compete with a number of established manufacturers, importers, and distributors who sell wind turbine systems and related equipment. These companies enjoy brand recognition which exceeds that of our brand name. We compete with several manufacturers, importers, and distributors who have significantly greater financial, distribution, advertising, and marketing resources than we do, including:

•
Bergey WindPower (“Bergey”) - The XL.1 (1 kW) is mass-produced in China and is smaller than any of our models. The Excel (10kW) is built in Oklahoma; it is a 25 year old design. Bergey sells to its own network of dealers/installers and directly to consumers.

•
Southwest Windpower (“SWWP”) - The Whisper 200 (900 W) and the Whisper 500 (3 kW) are inexpensive wind turbines manufactured in the U.S. The new Skystream (1.8 kW) wind turbine began shipping last year. SWWP sells through RE distributors such as Conergy and GroSolar.

There are relatively few companies competing in our industry. The large wind companies cannot keep up with the demand in their own market and have to develop a new generation of large wind machines every few years. We feel that they are not likely to devote the resources necessary to enter the small wind market until it is large enough to draw their attention and the large wind market is mature.

We compete primarily on the basis of quality, brand name recognition, and price. We believe that our success will depend upon our ability to remain competitive in our product areas. The failure to compete successfully in the future could result in a material deterioration of customer loyalty and our image and could have a material adverse effect on our business.

Intellectual Property

We expect to apply for patent protection in the future for our wind system designs and any related technology innovations.  We do not currently hold any patents. We will apply for patent protection and/or copyright protection in the United States and other jurisdictions. While we intend to apply for some patents, we may determine that we will not apply at all, due to the difficulty in protecting the patent or the required disclosure of proprietary information that would result from the patent process. We may determine that such information would be more effectively safeguarded as trade secrets.  We intend to use a number of different suppliers for parts so that none of our suppliers will have sufficient information to manufacture a copy of our proprietary wind systems.  Should we elect to outsource any proprietary components or retain consultants, we will obtain confidentiality agreements.

We intend to aggressively assert our rights under trade secret, unfair competition, trademark and copyright laws to protect our intellectual property, including product design, proprietary manufacturing processes and technologies, product research and concepts and recognized trademarks. These rights will be protected through the acquisition of patents and trademark registrations, the maintenance of trade secrets, the development of trade dress, and, where appropriate, litigation against those who are, in our opinion, infringing these rights.

While there can be no assurance that registered trademarks or other measures will protect our proprietary information, we intend to assert our intellectual property rights against any infringer. Although any assertion of our rights can result in a substantial cost to, and diversion of effort by, our company, management believes that the protection of our intellectual property rights is a key component of our operating strategy.

Regulatory Matters

We are subject to various federal and state laws and substantial regulation of the wind power industry under these laws by various government agencies. There are also government regulations in other counties that we would be subject to, particularly if we begin to sell in Europe, which has a variety of regulations regarding the installation of wind turbine systems. Incentive programs are also offered by various government agencies. Amendments to existing statutes or regulations, adoption of new statutes and regulations (including those relating to international trade) and expansion of our operations, including our use of off-shore manufacturing suppliers, could require us to continually adapt or modify our operations to comply with applicable laws or regulations, at costs which could be substantial.

We are also subject to the laws and regulations applicable to business operations, such as business licensing requirements, income taxes and payroll taxes.

Employees

Currently, our President, Steven Shum, is our only employee. We have entered into an Advisory Agreement with Mr. Shum that is detailed in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 3, 2008.

Our success will be largely dependent upon our ability to hire and retain qualified management, technical, marketing, financial, and other personnel. There can be no assurance that we will be able to hire or retain such necessary personnel or that any such personnel will become sufficiently familiar with our operations or customer base in a sufficiently timely manner to be effective. Failure to hire and retain such personnel could have a material adverse effect on the Company.

Environmental Laws

We have not incurred and do not anticipate incurring any expenses associated with environmental laws.

Description of Property

We maintain our corporate office at 4888 NW Bethany Blvd, Suite K-5 #141, Portland, OR 97229

Plan of Operation

Product Development

The rising demand for wind energy in North America and Internationally in conjunction with technological advancements in the development of wind turbine systems and related equipment have resulted in what we anticipate will be a highly receptive potential market for our Products.  Our goal is to produce attractive small wind turbine systems that:

•	Outperform all other small wind turbines;
•	Make residential wind-generated power less expensive than utility power;
•	Meet and exceed existing and anticipated future standards;
•	Simplify installation; and
•	Ease approvals from local utilities and governing bodies.

We intend to continue the development of our Products over the coming months. We plan to utilize innovative and reliable technology for our wind turbine systems. We believe that these systems will enhance productivity in a wide range of wind conditions while reducing costs compared to current designs. We hope that our systems, in combination with improvements in controls and blades, will facilitate a significant increase in energy production and the reduced cost of energy for our future wind turbine designs.

We intend to invest in our product development, and hope to lead the industry in the development of new turbines and electronic equipment using modern power electronics and control technologies. We intend to design all our wind turbines to existing and anticipated standards, including international (“IEC”) standards. With enhanced performance over today's wind turbines, we anticipate that our new products will compete in the same energy-use market at a much lower price.

Locate Suitable Manufacturing

When we complete the design of our wind systems, we intend to seek parts suppliers and manufacturers who can produce the turbines, controls systems, and towers for our small wind systems. While we have not yet identified or begun negotiations with any such manufacturers or suppliers, there are a large number of such businesses both nationally and internationally, and we do not anticipate problems in locating and establishing relationships with such businesses.. We have chosen to remain in Oregon because of the State's commitment to RE. Significant tax credits and incentives are available in Oregon, principally a 50% investment tax credit on R&D and manufacturing facilities and equipment for RE.

We have limited manufacturing capabilities currently and will initially be very dependent on third-party suppliers and manufacturers. We will be substantially dependent on the ability of our manufacturers, among other things, to adhere to our manufacturing requirements, satisfy price and quality specifications, and accommodate our scheduling requirements for small production runs.

Sales and Distribution Strategy

Our goal is for our residential and small business wind turbine systems and related equipment to become leading products in the wind power marketplace in the U.S. and internationally. In order to achieve our goal, we intend to increase awareness of our Products with potential customers, who we anticipate will primarily be those who have one or more acres of property and a DOE Class 2 wind resource or better.

Thus, we anticipate that farms will be a primary target of our sales and marketing efforts. Farms formerly paid reduced rates for electricity, but this has been changing over the past ten years. Farmers are concerned that electricity rates will continue to increase and make it difficult to continue farming profitably. Buying a wind turbine system gives farmers a known cost of energy and protects them from energy price increases.

North America

Sales of small wind systems in North America are expected to expand rapidly with the increasing availability of incentive programs and higher energy costs. By introducing a high-quality line of wind turbines and an aggressive program of dealer training and promotion, we plan to create an extensive North American dealer network when our Products are ready for production. In addition, we hope to market our products in cooperation with Rural Electric Cooperatives (“RECs”), often the source of power for America’s farms. This strategy offers the potential for significant sales with partners who have well-established relationships with potential customers.

We intend to proceed on two tracks in order to quickly establish sales in the North American market when our Products approach the manufacturing stage. The first track is a significant effort to develop our brand and our dealer network. The second track is a fresh approach of selling through the RECs.

On the first track we will strive to increase awareness of our brand and our products among end-users and dealers through a broad marketing program. We intend to:

•	Conduct dealer trainings with an attractive credit toward future purchase of our wind turbine systems;
•	Develop a set of dealer sales tools, and include training in their use in our dealer training;
•	Develop an active program of generating articles and media spots that feature our products and developments;
•	Participate at RE fairs and conferences;
•	Attend several of the large "Green Building" conferences each year;
•	Begin advertising in Home Power, Solar Today, lifestyle magazines, Green and Sustainable Building, and at least one farmers' publication; and
•	Make our wind turbine systems available on loan (typically, without charge) to educational institutions, test facilities, and other venues which will generate goodwill and attract attention.

Many dealers we hope to work with are primarily solar installers, and do not have wind power oriented marketing plans or tools. We intend to develop tools and approaches that will increase dealer effectiveness in finding and qualifying potential customers, and closing sales of wind systems. These include tools for identifying areas of high wind for focused marketing efforts, and software tools to estimate energy production and payback. The software tools will include the financial impact of state and local incentives in the dealer's territory, and will include the impact of predicted energy price increases. This approach is unique in our industry, and we feel that it will increase the desirability of representing our product line, helping us to improve the effectiveness of our dealers and attract the most talented new dealers.

The second track for the North American market is to develop relationships with RECs that are interested in providing wind turbine systems to their customers. A market study determined that RECs are a natural market partner. RECs typically have two main objections to the installation of RE equipment on their distribution systems: (1) they want to control the interconnection of all generators and keep a consistent standard approach, and (2) when an independent dealer installs a wind turbine, there is no benefit to RECs or to other co-op members (who are not connecting RE equipment). RECs frequently view the common approach of net metering as a subsidy from the members to the net metering customer. Our approach changes the paradigm by allowing the REC to sell the wind turbine to the customer and perform the installation and maintenance. This makes the installation of wind turbine systems a benefit to RECs because: (1) they make money selling and installing the equipment, with the financial benefit passing to all coop members; and (2) they have complete control of the interconnection of the turbines.

The benefit of this approach to us is that customer acceptance would be greatly enhanced. Customers generally have a long history of trust with their REC. RECs have trained professional service personnel, who possess most of the skills and tools/equipment required to install and service wind turbines. Customers also have faith that their REC will be in existence and available 15 years in the future when the wind turbine needs servicing. We plan to recruit a retired REC executive with strong relationships in the REC community to lead our marketing efforts as we move forward in this endeavor.

We will identify RECs that are interested in adding wind turbine system sales to their operations, and we expect that successful results with initial RECs will result in additional partnerships. There are REC conferences and newsletters which allow RECs to share information and experiences. We plan to attend REC conferences and inquire about exhibiting as a vendor.

International beyond North America

Within five years, we intend to develop our international marketing beyond North America, and intend to do so in stages. The first stage will be direct marketing to European dealers. To progress to significant sales in the EU, a European distributor will be required. We will research options to open our own distribution center; utilize an existing, established distribution company; or form a joint venture with another company. In the longer term, we expect to establish manufacturing in the EU. Similar but smaller markets exist in Australia and New Zealand.

The markets of South and Central America fall into two categories: (1) the large markets of Brazil, Argentina, Mexico (which we have included in our South and Central American rather than North American planning due to cultural and language commonalities with South and Central American countries), and Chile and (2) the smaller countries. We anticipate that the large markets will be easier to initiate since these markets are large enough to support a distribution center in each country. We intend to establish contacts that can help with the initiation of distribution in Mexico and progress through the other large countries within the next ten years. Unless approached by a determined, capable distributor in one of the smaller countries, we do not intend to pursue these markets in the short term. There is a very complex web of multi-lateral agreements between South and Central American countries, which may make access to many of the smaller counties more manageable once we reach the stage of manufacturing in one of the larger countries of the region.

Entry into the large markets of China and India will likely require local manufacturing either by setting up a manufacturing plant in-country or by forming a joint venture. Either approach would require a level of financial and personnel resources which are not expected to be available to us for several years. The research, planning, and relationship-building to support the extension of our business to both China and India will not begin for some time.

Sales Personnel

Currently, our President, Steve Shum, is responsible for all sales and marketing efforts. We currently have no other sales personnel. However, when our Product designs are completed, and we are approaching the manufacturing stage, we intend to hire sales personnel and expand our promotional and marketing efforts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 18, 2008	Cascade Wind Corp., Inc.

By: /s/Steven Shum
Steven Shum
President and Chief Executive Officer